CHRYSLER GROUP REPORTS SECOND-QUARTER NET INCOME OF $507 MILLION

MODIFIED OPERATING PROFIT FOR THE QUARTER WAS $808 MILLION, FROM $755 MILLION A YEAR AGO

•	Chrysler Group LLC net income for the second quarter of 2013 was $507 million, an increase of 16 percent from $436 million a year ago

•	Net revenue for the quarter was $18.0 billion, up 7 percent from a year ago

•	Modified Operating Profit(b) increased 7 percent to $808 million in the second quarter, from $755 million a year earlier

•	Free Cash Flow(e) for the second quarter totaled $91 million; Cash(d) as of June 30, 2013, was $11.9 billion, comparable with March 31, 2013, and slightly lower than $12.1 billion a year ago

•	Net Industrial Debt(f) was $656 million at June 30, 2013, up slightly from $619 million at March 31, 2013, and $432 million a year ago

•	Worldwide vehicle shipments were 660,000 for the quarter, up 5 percent from 630,000 a year ago

•	Strong worldwide vehicle sales for the second quarter of 643,000, up 10 percent from a year ago, were driven primarily by a 17 percent increase in U.S. retail sales

•	U.S. market share was 11.4 percent for the second quarter, compared with 11.2 percent a year ago; Chrysler Group market share was 15.1 percent in Canada, up from 14.5 percent a year ago

•	Full-year 2013 Modified Operating Profit and net income guidance revised

AUBURN HILLS, Mich., July 30, 2013 – Chrysler Group LLC today reported its preliminary second-quarter 2013 results, including net income of $507 million, an increase of 16 percent from $436 million in the same quarter a year earlier. The second quarter marks the Company’s eighth consecutive quarter of positive net income.

Net revenue was $18.0 billion for the second quarter of 2013, an increase of 7 percent from $16.8 billion for the same period last year, primarily driven by an increase in vehicle shipments, including the new Jeep Grand Cherokee and Ram pickup trucks. Net revenue totaled $33.4 billion for the first half of 2013.

“Chrysler Group is poised for a very strong performance in the second half of the year, with the new Jeep Grand Cherokee and Ram 1500 pickup earning best-in-class recognition, and the all-new Jeep Cherokee now rolling off the line,” Chrysler Group LLC Chairman and CEO Sergio Marchionne said. “As we have highlighted previously, the timing of product launches and capacity increases causes this year’s performance to be biased to the second half, and a continued aggressive drive for excellence and flawless execution will be essential to attain the targets we’ve set for ourselves.”

CHRYSLER GROUP LLC

($Mils)	Q2 2013	Q2 2012	Q2 2013 B/(W) Q2 2012	H1 2013	H1 2012	H1 2013 B/(W) H1 2012
Net Revenue	17,994	16,795	1,199	33,379	33,154	225
Modified Operating Profit	808	755	53	1,243	1,495	(252)
Modified EBITDA	1,484	1,424	60	2,533	2,808	(275)
Net Income	507	436	71	673	909	(236)
Add: Loss on Extinguishment of Debt	23	—	23	23	—	23
Adjusted Net Income	530	436	94	696	909	(213)
Cash	11,881	12,075	(194)

Note—	Refer to the Non-U.S. GAAP Financial Information and Other Items section of this release for information regarding non-GAAP financial measures

Modified Operating Profit was $808 million, or 4.5 percent of revenue, in the second quarter, versus $755 million reported in the prior year. The 7 percent increase was primarily due to higher shipment volumes and positive pricing, partially offset by higher industrial and launch-related costs, as well as a $151 million

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charge related to the voluntary safety recall for the 1993-1998 Jeep Grand Cherokee and the 2002-2007 Jeep Liberty, and the customer satisfaction action for the 1999-2004 Jeep Grand Cherokee. Modified Operating Profit was $1.2 billion for the first half of the year.

Modified EBITDA(c) was $1.5 billion in the second quarter, or 8.2 percent of revenue, compared with $1.4 billion in the prior year, or 8.5 percent of revenue. Modified EBITDA was $2.5 billion in the first half of 2013.

Adjusted Net Income(a) was $530 million for the second quarter, after adjusting for a $23 million charge recognized in connection with the June 2013 re-pricing and amendment of the Company’s Tranche B Term Loan and undrawn revolving credit facility.

Cash as of June 30, 2013, was $11.9 billion, consistent with March 31, 2013, and slightly lower than the $12.1 billion as of June 30, 2012. Total available liquidity as of June 30, 2013, was $13.2 billion, including $1.3 billion available under a revolving credit facility. Free Cash Flow was $91 million for the second quarter of 2013, and $540 million for the first half of the year.

Financial liabilities at June 30, 2013, totaled $12.5 billion, consistent with March 31, 2013, and June 30, 2012. Net Industrial Debt(f) was $656 million at the end of the quarter, versus $619 million at March 31, 2013, and $432 million at June 30, 2012. Interest expense for the second quarter of 2013 was $265 million, compared with $278 million a year ago. Interest expense for the first half of 2013 was $528 million.

During the second quarter of 2013, Chrysler Group amended its U.S. and Canadian salaried defined benefit pension plans. The U.S. plans were amended in order to comply with IRS regulations; consequently the accrual of future benefits will cease effective December 31, 2013, and the Company decided to enhance the retirement factors. The Canada amendment also ceases the accrual of future benefits effective December 31, 2014, and enhances the retirement factors. The changes to the plans resulted in a curtailment gain and plan amendments for which the Company recognized a $218 million net reduction to the pension obligation with a corresponding increase in accumulated other comprehensive income during the second quarter of 2013.

Worldwide vehicle shipments for the quarter were 660,000, including 18,000 contract manufactured vehicles, an increase of 5 percent from the second quarter of 2012 when the Company shipped 630,000 vehicles, including 25,000 contract manufactured vehicles. Shipments in the first half of 2013 totaled 1,234,000 vehicles.

Worldwide vehicle sales were 643,000 for the second quarter, up 10 percent from 582,000 vehicles sold in the second quarter of 2012, driven largely by a 17 percent increase in the Company’s U.S. retail sales. Chrysler Group’s June 2013 U.S. sales reflected the Company’s 39th consecutive month of sales gains. The result continues to demonstrate the positive commercial momentum of Chrysler Group’s product portfolio, including the Dodge Dart, named Strategic Vision’s Best for Total Quality in the small car segment; the Ram Heavy Duty; and the Jeep Grand Cherokee and Jeep Wrangler. Worldwide sales in the first half of 2013 totaled 1,206,000 vehicles.

Chrysler Group’s U.S. market share increased to 11.4 percent for the quarter from 11.2 percent a year ago, and market share in Canada increased to 15.1 percent compared with 14.5 percent a year ago.

U.S. dealers’ days’ supply of inventory at the end of June 2013 was 68, consistent with 66 days at the end of March 2013, and 67 days at the end of June 2012.

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International vehicle sales (outside North America) for the quarter increased 7 percent from the second quarter of 2012, to 75,000, including 15,000 vehicles manufactured by Chrysler Group and sold by Fiat S.p.A.

Full-Year 2013 Guidance Revised

The targets for full-year 2013 are revised as follows:

•	Worldwide vehicle shipments of ~2.6 million (from 2.6-2.7 million)

•	Net revenue of $72-$75 billion (no change)

•	Modified Operating Profit of $3.3-$3.8 billion (from ~$3.8 billion)

•	Net income of $1.7-$2.2 billion (from ~$2.2 billion)

•	Free Cash Flow of >$1 billion (no change)

Significant Corporate Events in the Second Quarter of 2013 and Subsequent

June 21: Chrysler Group announced that it took advantage of market conditions and its improved credit profile to reduce the interest rate for its $3.0 billion Tranche B Term Loan and its undrawn $1.3 billion revolving credit facility. In addition, certain loan covenants were amended to be consistent with those in the Company’s bond agreement. The interest rate re-pricing is expected to reduce annual interest cost by approximately $50 million. In addition, a call premium of $29.5 million was paid in connection with the transaction.

June 18: Chrysler Group and the National Highway Traffic Safety Administration (NHTSA) announced the resolution of differences with respect to a NHTSA recall request. Chrysler Group announced that it would initiate a voluntary safety recall for the 1993-1998 Jeep Grand Cherokee and the 2002-2007 Jeep Liberty; additionally the Company will conduct a customer satisfaction action for the 1999-2004 Jeep Grand Cherokee.

June 14: Chrysler Group announced the appointment of Robert G. Liberatore to its Board of Directors.

May 16: Chrysler Group’s World Class Manufacturing Academy received top honors in the 2013 Manufacturing Leadership 100 Awards, being named a High Achiever in the New Workforce category.

April 26: Chrysler Group announced that it will invest approximately $20 million in its Toledo Machining Plant in Perrysburg, Ohio, to increase torque converter capacity for the nine-speed transmission. The announcement raised the Company’s total investments in its U.S. operations since June 2009 to more than $5.2 billion.

Product News

•	The Texas Auto Writers Association named the 2013 Chrysler Town & Country “2013 Minivan of Texas” and the Fiat 500 Turbo “2013 Sub-Compact Car of Texas”

•

Strategic Vision’s Total Quality Index awarded the rank of “Best 2013 Total Quality” in their respective segments to the 2013 Chrysler Town & Country (Minivan), the 2013 Chrysler 200 Convertible (Convertibles), the 2013 Dodge Durango (Mid-Size Traditional Utility) and the 2013 Dodge Dart (Small Car)

•	The J.D. Power 2013 U.S. Initial Quality Study named the Chrysler Town & Country “Highest-Ranking Minivan”

•	Kelley Blue Book’s kbb.com named the 2013 Dodge Dart and 2013 Fiat 500 among its “10 Coolest New Cars Under $18,000”

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•	The 2013 Ram 1500 was named a “2013 Automobile Magazine All-Star”

•

USAA named the 2013 Chrysler 200, 2013 Dodge Dart and 2013 Dodge Avenger to its “2013 Top 10 for Teens” list; and awarded the 2013 Dodge Grand Caravan, 2013 Dodge Charger and 2013 Dodge Avenger its “Best Value” awards in the Minivan, Large Sedan and Mid-Size Sedan categories, respectively

•	The Southern Automotive Media Association awarded the Chrysler 200 Convertible “Best Full-Size Convertible/Topless” and the 2013 Fiat 500 Abarth Cabrio “Best Small Convertible/Topless”

•	New England Motor Press Association named the 2013 Jeep Grand Cherokee “Official Winter Vehicle of New England” and the 2013 Ram 1500 4x4 “Best All-Weather Pickup Truck”

•	The 2014 Jeep Grand Cherokee won the Cars.com/USA TODAY “Midsize SUV Challenge”

Additional Information

The Company will present its preliminary second-quarter 2013 financial results during an analyst webcast and conference call at 8:00 a.m. Eastern Daylight Time on July 30, 2013, at www.chryslergroupllc.com. A recording of the call will be posted on the same Chrysler Group website about 90 minutes after the conclusion of the call.

The Company intends to publish financial statements for the quarter ended June 30, 2013, prepared in accordance with U.S. GAAP, in August 2013, when it plans to file its Quarterly Report on Form 10-Q with the U.S. Securities and Exchange Commission (SEC).

Effective May 24, 2011, and in accordance with IFRS, Fiat S.p.A. was required to consolidate Chrysler Group’s IFRS financial results in its consolidated financial statements. Certain preliminary Chrysler Group financial results prepared in accordance with IFRS will be included in the Fiat S.p.A. earnings release, which will be available on the Investor Relations tab of the Fiat S.p.A. website on or after July 30, 2013,

http://www.fiatspa.com/en-US/investor_relations/investors/Pages/investors.aspx.

Non-U.S. GAAP Financial Information and Other Items

(a)

Adjusted Net Income (Loss) is defined as net income (loss) excluding the impact of infrequent charges, which includes losses on extinguishment of debt. The reconciliation of net income to Adjusted Net Income, Modified Operating Profit (defined below) and Modified EBITDA (defined below) for the three and six months ended June 30, 2013, and 2012, is detailed in Table 1 of the attachment to the press release.

(b)

Modified Operating Profit (Loss) is computed starting with net income (loss) and then adjusting the amount to (i) add back income tax expense and exclude income tax benefits, (ii) add back net interest expense (excluding interest expense related to financing activities associated with a vehicle lease portfolio the Company refers to as Gold Key Lease), (iii) add back (exclude) all pension, other postretirement benefit (OPEB) and other employee benefit costs (gains) other than service costs, (iv) add back restructuring expense and exclude restructuring income, (v) add back other financial expense, (vi) add back losses and exclude gains due to cumulative change in accounting principles, and (vii) add back certain other costs, charges and expenses, which include charges factored into the calculation of

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Adjusted Net Income (Loss). The reconciliation of net income to Adjusted Net Income, Modified Operating Profit and Modified EBITDA (defined below) for the three and six months ended June 30, 2013, and 2012, is detailed in Table 1 of the attachment to the press release.

(c)

Modified EBITDA is computed starting with net income (loss) adjusted to Modified Operating Profit (Loss) as described above, and then adding back depreciation and amortization expense (excluding depreciation and amortization expense for vehicles held for lease). The reconciliation of net income to Adjusted Net Income, Modified Operating Profit and Modified EBITDA for the three and six months ended June 30, 2013, and 2012, is detailed in Table 1 of the attachment to the press release.

(d)	Cash is defined as cash and cash equivalents.

(e)

Free Cash Flow is defined as cash flows from operating and investing activities, excluding any debt related investing activities, adjusted for financing activities related to Gold Key Lease. A reconciliation of net cash provided by (used in) operating and investing activities to Free Cash Flow for the three and six months ended June 30, 2013, and 2012, is detailed in Table 2 of the attachment to the press release.

(f)

Net Industrial Debt is defined as financial liabilities less Cash. A reconciliation of financial liabilities to Net Industrial Debt at June 30, 2013, March 31, 2013, and June 30, 2012, is detailed in Table 3 of the attachment to the press release.

Forward-Looking Statements

This document contains forward-looking statements that reflect management’s current views with respect to future events. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties, including, but not limited to: the effective implementation of the Chrysler Group LLC 2010 – 2014 Business Plan outlined on November 4, 2009, and subsequent updates, including successful vehicle launches; industry SAAR levels; continued economic weakness, especially in North America, including continued high unemployment levels and limited availability of affordably priced financing for our dealers and consumers; introduction of competing products and competitive pressures which may limit our ability to reduce sales incentives; supply disruptions resulting from natural disasters and other events impacting our supply chain; and our ability to realize benefits from our industrial alliance with Fiat, particularly in light of the economic crisis currently affecting several European countries. In addition, any projections or targets on future performance are based on the assumption that the Company maintains its status as a partnership for U.S. federal and state income tax purposes and does not consider the impact of a potential conversion into a corporation. If any of these or other risks and uncertainties occur, or if the assumptions underlying any of these statements prove incorrect, then actual results may be materially different from those expressed or implied by such statements. We do not intend or assume any obligation to update any forward-looking statement, which speaks only as of the date on which it is made. Further details of potential risks that may affect Chrysler Group are described in Chrysler Group’s 2012 Annual Report on Form 10-K, and its subsequent periodic reports filed with the SEC.

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About Chrysler Group LLC

Chrysler Group LLC, formed in 2009 to establish a global strategic alliance with Fiat S.p.A., produces Chrysler, Jeep, Dodge, Ram, Mopar, SRT and Fiat vehicles and products. With the resources, technology and worldwide distribution network required to compete on a global scale, the alliance builds on Chrysler Group’s culture of innovation, first established by Walter P. Chrysler in 1925, and Fiat’s complementary technology that dates back to its founding in 1899.

Headquartered in Auburn Hills, Mich., Chrysler Group’s product lineup features some of the world’s most recognizable vehicles, including the Chrysler 300 and Town & Country, Jeep Wrangler, all-new Dodge Dart, Ram 1500, Jeep Grand Cherokee SRT8 and Fiat 500. Fiat contributes world-class technology, platforms and powertrains for small- and medium-size cars, allowing Chrysler Group to offer an expanded product line including environmentally friendly vehicles.

Contacts:

Media Inquiries		Investor Relations
Gualberto Ranieri	Shawn Morgan	Tim Krause
248.512.2226	248.512.2692	248.512.2923

# # #

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Attachment

These financial results are presented on a preliminary basis and will be superseded by the financial results included in Chrysler Group’s Quarterly Report on Form 10-Q for the period ended June 30, 2013, to be filed with the SEC in August 2013.

Table 1: Reconciliation of Net Income to Adjusted Net Income, Modified Operating Profit and Modified EBITDA

CHRYSLER GROUP LLC

($Mils)	Q2 2013	Q2 2012	Q2 2013 B/(W) Q2 2012	H1 2013	H1 2012	H1 2013 B/(W) H1 2012
Net Income	507	436	71	673	909	(236)
Add:
Loss on Extinguishment of Debt	23	—	23	23	—	23
Adjusted Net Income	530	436	94	696	909	(213)
Add (Deduct):
Income Tax Expense	37	105	(68)	69	138	(69)
Net Interest Expense	257	266	(9)	508	533	(25)
Other Employee Benefit (Gains) \1	(18)	(21)	3	(30)	(42)	12
Restructuring (Income) Expenses, Net & Other	2	(31)	33	—	(43)	43
Modified Operating Profit	808	755	53	1,243	1,495	(252)
Add:
Depreciation and Amortization Expense \2	676	669	7	1,290	1,313	(23)
Modified EBITDA	1,484	1,424	60	2,533	2,808	(275)

\1	Includes interest cost, expected return on plan assets and amortization of unrecognized losses
\2	Excludes depreciation and amortization expense for vehicles held for lease

Table 2: Reconciliation of Net Cash Provided By (Used In) Operating and Investing Activities to Free Cash Flow

CHRYSLER GROUP LLC

($Mils)	Q2 2013	Q2 2012	Q2 2013 B/(W) Q2 2012	H1 2013	H1 2012	H1 2013 B/(W) H1 2012
Net Cash Provided By Operating Activities	977	1,738	(761)	2,187	4,342	(2,155)
Net Cash Used In Investing Activities	(886)	(850)	(36)	(1,647)	(1,734)	87
Investing activities excluded from Free Cash Flow:
Change in Loans and Notes Receivables	—	(1)	1	—	(1)	1
Financing activities included in Free Cash Flow:
Repayments of Gold Key Lease Financing	—	(21)	21	—	(41)	41
Free Cash Flow	91	866	(775)	540	2,566	(2,026)

Table 3: Reconciliation of Financial Liabilities to Net Industrial Debt

CHRYSLER GROUP LLC

($Mils)	Jun 30, 2013	Mar 31, 2013	Jun 30, 2012
Financial Liabilities	12,537	12,493	12,507
Less: Cash	(11,881)	(11,874)	(12,075)
Net Industrial Debt	656	619	432

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